SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2008
VULCAN MATERIALS COMPANY
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	001-33841 (Commission File Number)	20-8579133 (IRS Employer Identification No.)
1200 Urban Center Drive
Birmingham, Alabama 35242
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code:
(205) 298-3000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On February 7, 2008, the Compensation Committee of the Board of Directors of Vulcan Materials Company (the “Company”) approved for each of the named executive officers to be included in the Company’s 2008 proxy statement (the “NEOs”), (i) the annual base salaries, effective March 1, 2008, (ii) the short term incentive payments (cash performance bonus) for 2007, payable in March 2008, and (iii) the short term target bonus percentages for the 2008 fiscal year. The compensation for the CEO was ratified by the Board of Directors. The Compensation Committee also authorized the payment of previously granted Performance Share Units for the three year period ended December 31, 2007.
Salary and Cash Bonus
Each of the NEO’s participates in either the Company’s Executive Incentive Plan (“EIP”) or its Management Incentive Plan (“MIP”). No executive may participate in both plans concurrently. Under these plans, participating executives are entitled to earn an annual cash incentive award to the extent established financial objectives are achieved. Total incentive payments to executive officers participating in the EIP in any year cannot exceed 4% of consolidated net earnings in excess of 6% of net capital for the prior year. For annual bonuses payable for the Company’s fiscal year 2008, 40% of the maximum amount available for payment has been allocated to the Chief Executive Officer and 15% of the maximum amount available for payment has been allocated to each of the other participants (“Bonus Caps”). Total payments under the MIP in any year cannot exceed 10% of consolidated net earnings in excess of 6% of net capital for the prior year.
The Compensation Committee has selected Economic Profit (“EP”), which is defined as operating income after current taxes less a charge for capital employed, as the financial performance objective for determining awards under the EIP and MIP. A target EP is established by the Compensation Committee annually at its February meeting based on the average of last year’s actual EP and last year’s target EP for the Company as well as each of its divisions, subject to certain adjustments, including the effects of certain long-term investment projects. The target EP represents the amount of EP that must be earned in order for a “target bonus” to be paid. The “target bonus” is expressed as a percentage of base salary and established for each named executive officer based on market surveys of similar-sized industrial companies. An executive can earn from zero up to an amount equal to his Bonus Cap, depending on the actual EP results for the year. If the EP performance relative to the EP target (for the Company or its business units as applicable for the particular executive officer) is not met, then the executive’s bonus would be reduced in accordance with a predetermined schedule. In the case of the NEOs other than the Chief Executive Officer, the Chief Executive Officer can adjust the actual bonus to be paid to the NEOs subject to the EIP individual Bonus Caps, based on:
•	the individual performance of the executive

•	the safety, health and environmental performance record of the Company and its Divisions

•	consistent above target performance for 3 or more years

•	successful implementation of Vulcan strategic objectives
The Compensation Committee likewise determines the actual bonus payable to the Chief Executive Officer based on his performance, subject to the restraints and caps set forth above.
For each NEO, the following table sets forth (i) the 2008 base salary effective March 1, 2008, (ii) the cash bonus to be paid such executive in March 2008 based on 2007 performance, and (iii) the target bonus opportunity for the 2008 fiscal year.

			Target 2008
			Annual Bonus
			Opportunity
		New Base Salary	as a
		Effective March 1,	Percentage of
Named Executive	Title	2008	Base Salary	2007 Bonus
Donald M. James	Chairman and Chief Executive Officer	$1,250,000	100%	$2,900,000
Guy M. Badgett, III	Senior Vice President, Construction Materials	496,000	65%	660,000
Daniel F. Sansone	Senior Vice President, Chief Financial Officer	500,000	70%	660,000
Ronald G. McAbee	Senior Vice President, Construction Materials — West	400,000	65%	564,000
William F. Denson, III	Senior Vice President, General Counsel	397,000	55%	484,000
Long-Term Incentive Award Payments
The Compensation Committee also authorized payments to the NEOs for the Performance Share Units previously granted pursuant to the Company’s 1996 Long-Term Incentive Plan. The payments were based on internal performance measures along with changes in the market value of our common stock and total shareholder return versus a preselected comparison group.

The following table sets forth the amount earned for the previously granted Performance Share Units for the period ending December 31, 2007. Note that the value will be paid in shares of the Company’s common stock.

		Performance
Named Executive	Title	Period	Original Grant	Units Earned	Value ($)
Donald M. James	Chairman and Chief Executive Officer	1/1/2005 —12/31/2007	36,000	71,568	5,035,882
Guy M. Badgett, III	Senior Vice President, Construction Materials	1/1/2005 — 12/31/2007	4,300	8,548	601,480
Daniel F. Sansone	Senior Vice President, Chief Financial Officer	1/1/2005 — 12/31/2007	4,300	8,548	601,480
Ronald G. McAbee	Senior Vice President, Construction Materials — West	1/1/2005 — 12/31/2007	2,500	4,970	349,714
William F. Denson, III	Senior Vice President, General Counsel	1/1/2005 — 12/31/2007	2,600	5,169	363,717
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
     The Board of Directors amended the Company's By-Laws effective February 8, 2008, to allow the Board to waive the mandatory retirement age for a director if the Board determines such a waiver is in the best interest of the Company and its shareholders.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits:

Exhibit No.
3(ii)	Amended and Restated By-Laws of Vulcan Materials Company effective as of February 8, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

VULCAN MATERIALS COMPANY (Registrant)
	By:	/s/ William F. Denson, III
Dated: February 13, 2008		William F. Denson, III